PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports First Quarter 2012 Financial Results

Generated Strong Cash from Operations of $19.6 Million; Initiates Debt Reduction

First Quarter Highlights:

•	Revenue of $100.7 million, up 5% year-over-year and 19% sequentially
•	Gross margin of 25.0% compared to 20.2% year ago
•	Operating income of $6.1 million; as adjusted operating income of $10.0 million, up 43% year-over-year
•	Net income of $0.8 million; as adjusted net income of $3.2 million, a decline of 19% year-over-year
•	Reduced total debt to $262.8 million from $274.2 million at year-end 2011
•	Reiterates 2012 Revenue and EPS Guidance

WARSAW, Ind., May 3, 2012 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced first quarter 2012 financial results for the period ended March 31, 2012.

	First Quarter			Vs Prior Quarter
(in millions, except per share data)	2012	2011	Change	1Q'12	4Q'11	Change
Revenue	$100.7	$95.8	5%	$100.7	$84.5	19%
Operating income (loss)	6.1	3.1	94%	6.1	(4.1)	-249%
Net income (loss)	0.8	1.4	-39%	0.8	(3.2)	-126%
EPS	$0.02	$0.04	-50%	$0.02	$(0.09)	-122%

As Adjusted Non-GAAP*
Operating income*	$10.0	$7.0	43%	$10.0	$2.7	266%
Net income*	3.2	3.9	-19%	3.2	1.3	145%
EPS*	$0.09	$0.11	-18%	$0.09	$0.04	125%

Revenue by Product: by Segment
OEM Solutions Revenue
Instruments	$27.0	$32.1	-16%	$27.0	$27.3	-1%
Implants	24.8	27.2	-9%	24.8	22.9	8%
Cases	15.9	21.3	-25%	15.9	15.9	0%
Other	6.3	6.2	2%	6.3	7.2	-13%
Total OEM Solutions Revenue	$74.0	$86.8	-15%	$74.0	$73.3	1%
Symmetry Surgical Revenue	26.7	9.0	197%	26.7	11.2	138%
Total Revenue	$100.7	$95.8	5%	$100.7	$84.5	19%

* Excludes non-cash charges for restricted stock, amortization of intangible assets and debt issuance costs, as well as charges for management transition costs, acquisition related costs and impairment of an intangible asset in 2011, as well as facility closure and severance costs and SEC related legal costs. See “As Adjusted Financial Measures” below.

Revenue for the first quarter 2012 was $100.7 million, up 5.1% compared to $95.8 million in the same period last year and up 19.1% compared to $84.5 million in the fourth quarter 2011. The year-over-year and sequential revenue increase was driven by growth in the Company’s Symmetry Surgical segment, partially offset by a decline in sales in the Company’s OEM Solutions segment. Symmetry Surgical segment results for the first quarter 2012 included the Company’s December 2011 acquisition of the surgical instruments business of Codman & Shurtleff, Inc. and its August 2011 acquisition of Olsen Medical.

The decline in revenue in the Company’s OEM Solutions segment from $86.8 million in the first quarter 2011 to $74.0 million in the first quarter 2012 was primarily driven by continued reduced capital spending on instruments and cases by OEM customers in the face of sluggish procedural growth and inventory reductions versus year ago. On a sequential basis, first quarter 2012 OEM Solutions revenue was up slightly compared to the fourth quarter 2011 with some strength in implants, in-line with the Company’s expectations and indicative of the stable procedure growth reported during the first quarter 2012.

The increase in revenue from the Company’s Symmetry Surgical segment from $9.0 million in the first quarter 2011 to $26.7 million in the first quarter 2012 was primarily due to the inclusion of $16.1 million of revenues from the Company’s acquisition of the surgical instruments business of Codman & Shurtleff, Inc. and Olsen Medical. Excluding these acquisitions, Symmetry Surgical segment revenue grew 18.9% year-over-year and 7.7% sequentially.

Gross profit for the first quarter 2012 was $25.1 million, up 30.1% compared to $19.3 million in the same period last year. Gross margin percentage for the first quarter 2012 was 25.0%, compared to 20.2% in the first quarter 2011. The increase in gross margin was driven by a larger percentage of revenue from the Company’s higher margin Symmetry Surgical segment, partially offset in the Company’s OEM Solutions segment by adverse impacts to gross profit from manufacturing costs related primarily to incremental costs incurred to solidify customer service levels and decreased leveraging of labor and overhead costs due to lower sales volumes. This impact was partially mitigated by continued cost control measures taken in labor, scrap, and consumables during the first quarter 2012.

Selling, general and administrative expenses in the first quarter 2012 were $18.7 million, compared to $15.6 million in the same period last year. The increase in selling, general and administrative expenses in the first quarter 2012 was primarily due to the inclusion of expenses related to the acquisitions of Olsen Medical and the surgical instruments business of Codman & Shurtleff, Inc. Additionally, intangible assets were acquired with both these acquisitions which resulted in an increase of $1.3 million in amortization expense. These increases were partially offset by the reduction of $2.1 million in previously announced management transition expenses incurred during the 2011 period which did not repeat in 2012. Facility closure and severance costs were $0.4 million in the first quarter of 2012, compared to $0.6 million in the same period last year.

Operating income for the first quarter 2012 was $6.1 million, up 94.1% compared to $3.1 million in the same period last year. Operating margin for the first quarter 2012 was 6.0%, compared to 3.3% in the same period last year. Excluding amortization of intangible and debt issuance assets, restricted stock expense, acquisition related costs, SEC-related legal costs, management transition costs, and facility closure and severance costs referenced above, operating income for the first quarter 2012 was $10.0 million, up 42.9% compared to $7.0 million in the same period last year. Acquisition related costs include third party costs associated with the acquisition of Olsen Medical and the surgical instruments business of Codman & Shurtleff, Inc. and purchase accounting inventory step-up amortization.

Income tax expense for the first quarter 2012 was $0.5 million, compared to income tax expense of $0.7 million in the same period last year.

Net income for the first quarter 2012 was $0.8 million, or $0.02 per diluted share, compared to net income of $1.4 million, or $0.04 per diluted share, in the same period last year. Excluding amortization of intangible and debt issuance assets, restricted stock expense, acquisition related costs, net SEC legal related costs and settlement proceeds, management transition costs, and facility closure and severance costs referenced above, net income for the first quarter 2012 was $3.2 million, or $0.09 per diluted share, compared to $3.9 million, or $0.11 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the first quarter of 2012 was 36,238,010.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “I am pleased with our progress and results during the first quarter of 2012. We strengthened our OEM Solutions business segment and began the transformational creation of Symmetry Surgical. Our focus on execution with an eye toward cash flow generation resulted in robust operating cash that was applied to our outstanding debt. In our core OEM Solutions segment, we continued to deliver the high level of service and quality that our customers expect, while making strides in cost containment and improvement of gross margin versus the fourth quarter. The integration of our two 2011 acquisitions, the surgical instruments business of Codman & Shurtleff, Inc. and Olsen Medical, Inc., with our former SSI business to create our Symmetry Surgical direct to hospital business segment continues to progress according to plan. We are pleased with the strength of this combined Team and the faster than market growth which they delivered during the first quarter.”

Financial Guidance

The following forward-looking estimates regarding 2012 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the first quarter 2012 results, the Company is reiterating its full year 2012 revenue and earnings per share guidance. For the full year 2012, the Company expects revenue to be in the range of $410 million to $425 million. The Company expects full year 2012 GAAP earnings per diluted share to be in the range of $0.30 to $0.40 and full year 2012 as adjusted* earnings per diluted share to be in the range of $0.55 to $0.65. The as adjusted* earnings per diluted share guidance excludes the impact of acquisition related costs, facility closure and severance costs, impairment of intangible asset, SEC-related legal costs and settlement proceeds as well as all intangible asset and debt issuance cost amortization and stock compensation expense. These items are expected to negatively impact full year 2012 GAAP earnings per diluted share by approximately $0.25.

Diluted earnings per share – GAAP	$0.30 - $0.40

Estimated Amortization	$(0.17)
Estimated stock compensation expense	$(0.06)

Estimated all other adjustments	$(0.02)

Diluted earnings per share – as adjusted*	$0.55 - $0.65

Conference Call

Symmetry Medical will host a conference call to discuss first quarter 2012 financial results at 8:00 a.m. ET on May 3, 2012. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 578-5747 for domestic callers and (617) 213-8054 for international. The reservation number for both is 70242064. After the live webcast, the call will remain available on Symmetry Medical’s website through August 3, 2012. In addition, a telephonic replay of the call will be available until May 10, 2012. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 15184476.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of acquisition related costs, facility closure and severance costs, SEC-related legal costs and settlement proceeds as well as all intangible asset and debt issuance cost amortization and stock compensation expense and management transition costs, as well as prior year impairment of intangible asset.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 31	April 2,
	2012	2011
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)

Revenue	$100,685	$95,778
Cost of revenue	75,541	76,455

Gross profit	25,144	19,323
Selling, general and administrative expenses	18,709	15,616
Facility closure and severance costs	373	584

Operating income	6,062	3,123
Other (income) expense:
Interest expense	5,144	883
Other	(398)	200

Income before income taxes	1,316	2,040
Income tax expense	486	678

Net income	$830	$1,362

Net income per share:
Basic	$0.02	$0.04

Diluted	$0.02	$0.04

Weighted average common shares and equivalent shares outstanding:
Basic	35,895	35,528
Diluted	36,238	35,991

Symmetry Medical Inc.

Consolidated Balance Sheets

In Thousands

	March 31	December 31,
	2012	2011

ASSETS:
Current Assets:
Cash and cash equivalents	$23,150	$18,931
Accounts receivable, net	56,303	51,835
Inventories	81,886	84,678
Refundable income taxes	2,039	5,090
Deferred income taxes	8,544	7,535
Other current assets	5,027	4,863

Total current assets	176,949	172,932
Property and equipment, net	104,443	103,363
Goodwill	229,536	229,112
Intangible assets, net of accumulated amortization	122,402	124,276
Other assets	8,951	9,182

Total Assets	$642,281	$638,865

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$28,185	$23,343
Accrued wages and benefits	10,649	7,637
Other accrued expenses	7,196	5,825
Accrued income taxes	713	522
Deferred income taxes	-	39
Revolving line of credit	6,721	6,567
Current portion of capital lease obligations	498	483
Current portion of long-term debt	8,333	5,904

Total current liabilities	62,295	50,320
Accrued income taxes	6,889	6,844
Deferred income taxes	19,169	18,459
Other liabilities	647	619
Capital lease obligations, less current portion	1,780	1,907
Long-term debt, less current portion	245,467	259,317

Total Liabilities	336,247	337,466

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued March 31, 2012--36,562; December 31, 2011--36,426	4	4
Additional paid-in capital	283,877	283,071
Retained earnings	17,970	17,140
Accumulated other comprehensive income	4,183	1,184

Total Shareholders' Equity	306,034	301,399

Total Liabilities and Shareholders' Equity	$642,281	$638,865

Reconciliation of As Adjusted Financial Measures

	Three Months Ended
	March 31,	December 31,	April 2,
	2012	2011	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income (loss), as reported	$6,062	$(4,058)	$3,123
Adjustments:
Amortization of intangible assets	2,012	745	694
Restricted stock expense*	946	456	361
Management transition costs	58	513	2,169
Acquisition related costs**	379	3,127	-
Impairment of intangible asset	-	1,529	-
SEC-related legal costs***	121	221	31
Facility closure and severance costs	373	184	584

Operating income, as adjusted	$9,951	$2,717	$6,962

Net income (loss), as reported	$830	$(3,172)	1,362
Adjustments:
Amortization of intangible assets	1,308	484	451
Amortization of debt issuance costs	227	64	53
Restricted stock expense*	615	296	235
Management transition costs	38	333	1,409
Acquisition related costs**	247	2,033	-
Impairment of intangible asset	-	994	-
SEC-related legal costs***	(334)	144	20
Facility closure and severance costs	242	120	380

Net income, as adjusted	$3,173	$1,296	$3,910

Earning per diluted share, as reported	$0.02	$(0.09)	$0.04
Impact of adjustments	0.07	0.13	0.07

Earning per diluted share, as adjusted	$0.09	$0.04	$0.11

* Restricted stock expense is included in several adjustment categories including restricted stock expense, management transition costs and acquisition related costs. Management transition costs for the three months ended April 2, 2011 and December 31, 2011 included restricted stock expense of $1,239 and $226 respectively. Additionally, acquisition related costs for the three months ended December 31, 2011 included restricted stock expense of $816.

** First quarter 2012 and fourth quarter 2011 include $105 and $1,966, respectively, of acquisition costs; $274 and $345, respectively, of non-cash purchase accounting inventory step-up amortization and fourth quarter 2011 includes $816 of restricted stock expense related to a stock grant made to members of Symmetry management associated with the successful completion of the Codman acquisition.

*** All quarters include professional fees associated with the informal SEC inquiry which concluded in early 2012. First quarter 2012 includes cash received by the Corporation from two executive officers related to the settlement of the informal SEC inquiry, which was reported in Other Income in the statement of operations.

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